Sub-Item 77 Q1 (a) (i)


FEDERATED FIXED INCOME SECURITIES, INC.

ARTICLES OF AMENDMENT

	FEDERATED FIXED INCOME SECURITIES, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

	FIRST: The Corporation hereby renames all of the shares of Federated Municipal Ultrashort Fund Institutional Service Shares as follows:

	Old Name	New Name

Federated Municipal Ultrashort Fund	Federated Municipal Ultrashort Fund
Institutional Service Shares	Class A Shares

	SECOND: The foregoing amendment to the Charter of the Corporation was approved by a majority of the entire Board of Directors of the corporation; the Charter amendment is limited to a change expressly permitted by Section
2.605 of the Maryland General Corporate Law to be made without action by stockholders; and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

	THIRD:  These Articles of Amendment shall become effective immediately upon the filing of these Articles.

	IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and its behalf by its President and attested by its
Assistant Secretary, as of the 23rd day of September, 2005.

	The undersigned, J. Christopher Donahue, President of the Corporation, hereby acknowledges tin the name and on behalf of the Corporation that the foregoing
Articles of Amendment are the act of the Corporation and that to the best of this knowledge, information, and belief, all matters and facts relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under penalties of perjury.

	FEDERATED FIXED INCOME
	SECURITIES, INC;

	By:  /s/ J. Christopher Donahue
	Name:  J. Christopher Donahue
	Title:  President
ATTEST:

/s/ Andrew P. Cross
Name:  Andrew P. Cross
Title:  Assistant Secretary